Exhibit 10.6
INSPERITY, INC. INCENTIVE PLAN
(as Amended and Restated Effective May 22, 2023)

RESTRICTED STOCK UNIT AGREEMENT

This Restricted Stock Unit Agreement (this “Agreement”) is between Insperity, Inc. (the “Company”) and                      (the “Grantee”), an employee of the Company or one of its Subsidiaries, regarding an award (this “Award”) of      restricted stock units, each representing one share of Common Stock (as defined in the Insperity, Inc. Incentive Plan, as amended and restated effective May 22, 2023 (the “Plan”), such units comprising  this Award referred to herein as “Restricted Stock Units”) awarded to the Grantee on                  (the “Award Date”), such number of Restricted Stock Units subject to adjustment as provided in the Plan, and further subject to the following terms and conditions:
1.    Relationship to Plan. This Award is subject to all of the terms, conditions and provisions of, and administrative interpretations under, the Plan, if any, which have been adopted by the Committee thereunder. Any question of interpretation arising under this Agreement shall be determined by the Committee and its determinations shall be final and conclusive upon all parties in interest. Except as defined herein, capitalized terms shall have the same meanings ascribed to them under the Plan.
2.    Vesting Schedule.
(a)    Subject to Sections 2(b), 2(c), 2(d) and 3 below,             ( ) of the Restricted Stock Units granted under this Award shall become vested on each annual anniversary of the Award Date (each a “Vesting Date”), subject to the Grantee’s continuous Employment from the Award Date until (and as of) each Vesting Date.
(b)    Unvested Restricted Stock Units subject to this Award shall not partially or fully vest or otherwise accelerate vesting solely as the result of a Change in Control.
(c)     All unvested Restricted Stock Units subject to this Award shall vest, irrespective of the limitations set forth in subparagraph (a) above, provided that the Grantee has been in continuous Employment since the Award Date, upon the earliest occurrence of:
(i)    a Qualifying Termination;
(ii)    a Non-Assumption; or
(iii)    the Grantee’s termination of Employment by reason of death or Disability.
(d)    If the Grantee’s Employment terminates due to the Grantee’s Retirement, the Grantee will continue to vest in the remaining unvested Restricted Stock Units, if any, on the applicable annual Vesting Date in accordance with Section 2(a) or accelerated vesting under Section 2(c)(ii) or upon the Grantee’s death as if the Grantee had remained in continuous Employment through the applicable annual Vesting Date or vesting event, respectively.
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(e)    For purposes of this Agreement:
(i)    “Cause” shall be determined solely by the Compensation Committee and means a termination of Grantee’s Employment for:
a.    Gross negligence or willful misconduct in the performance of the Grantee’s duties;
b.    Conviction or plea of nolo contendre for a felony or any crime involving moral turpitude; or
c.    Committing an act of fraud or deceit intended to result in personal and unauthorized enrichment of Grantee at the Company’s expense.
(ii)    “Disability” means that the Grantee has a disability such that he has been determined to be eligible for benefits under a long-term disability plan sponsored by the Company or a Subsidiary or, if the Grantee is not covered by such a plan, a physical or mental impairment (a) which causes a Grantee to be unable to perform the normal duties for an employer as determined by the Committee in its sole discretion; and (b) which is expected either to result in death (or blindness) or to last for a continuous period of at least twelve (12) months. The Committee may require that the Grantee be examined by a physician or physicians selected by the Committee. The Grantee’s termination of Employment by reason of Disability under Section 2(c)(iii) above is subject to execution and delivery to the Company of an effective Waiver and Release Agreement.
(iii)    “Employment” means employment with the Company, a successor following a Change in Control or a Subsidiary other than a Subsidiary that is a licensed professional employer organization.
(iv)    A “Non-Assumption” shall be deemed to occur on the date of the consummation of an event that constitutes a Change in Control as defined solely under the definition of Change in Control in section 2 of the Plan (provided such Change in Control constitutes a “change in control event” within the meaning of Treasury Regulation Section 1.409A-3(i)(5)), where in connection with such Change in Control, the successor entity, or a parent of the successor entity, has not agreed to assume, replace or substitute this Award with another award of equivalent or greater value, and on substantially similar or more favorable terms.
(v)    “Qualifying Termination” means a termination of the Grantee’s Employment within twelve (12) months following a Change in Control for one of the following reasons:
a.    A termination initiated by the Grantee due to items (1) through (3) below referred to herein as “Good Reason” that the Grantee has not consented to in writing:
(1)    A change in the geographic location at which Grantee must perform services, which shall mean requiring
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Grantee to be permanently based more than 50 miles from the Grantee’s principal Company location;
(2)    A material diminution in Grantee’s base salary other than as part of an across-the-board reduction applicable to employees at the same salary grade or level of less than ten (10) percent; or
(3)    A material diminution in Grantee’s bonus opportunity, incentive compensation or perquisites, if inconsistent with other employees at Grantee’s salary grade or level.
b.    An involuntary termination by the Company or Subsidiary or a successor to the Company other than for Cause.
For purposes of this Agreement, the Grantee’s termination of Employment will be considered to be a Qualifying Termination for Good Reason if the Grantee has provided written notice to the Company of the condition the Grantee claims constitutes Good Reason within ninety (90) days of the initial existence of such condition, the condition specified in the notice remains uncorrected for thirty (30) days after receipt of the notice by the Company, and the Grantee actually terminates Employment after the thirty (30) day correction period and before the expiration of the time limit required of a Qualifying Termination. Any vesting by reason of a Qualifying Termination is subject to execution and delivery to the Company of an effective Waiver and Release Agreement.
(vi)    “Retirement” means the Grantee’s voluntary termination of Employment other than for Good Reason (and other than an involuntary termination by the Company for Cause) satisfying the Qualified Retirement Policy and all of the following conditions:
a.    the Grantee submits a voluntary request for retirement that satisfies applicable notice requirements and is accepted by the Company or Subsidiary;
b.    the Grantee’s Employment terminates on or after the date that the Grantee has attained sixty-two (62) years of age and has at least fifteen (15) years of continuous Employment as of the termination date;
c.    the Grantee’s Employment terminates on or after the date that is six (6) months after the Grant Date; and
d.    the Grantee executes an effective Waiver and Release Agreement.
(vii)    “Waiver and Release Agreement” means the legal document in a form approved by the Company, in which a Grantee, in exchange for the benefits specified in Section 2(c) or 2(d), agrees to be subject to the repayment conditions of the Waiver and Release Agreement and releases the Company and other related
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parties, from liability and damages arising from or in connection with the Grantee’s Qualifying Termination, Retirement or termination of Employment by reason of Disability. In order for a Waiver and Release Agreement to be effective, the Waiver and Release Agreement must be:
a.    Executed and returned by the Grantee (or Grantee’s legal representative) to the Company, after termination of the Grantee’s Employment, and within the period provided in the Waiver and Release Agreement,
b.    Unrevoked by the Grantee (and Grantee’s legal representative) during the seven (7) day period following the date of execution (or if longer, such other period required under applicable federal or state law), and
c.    Effective and irrevocable no later than the sixtieth (60th) day after the date of a Grantee’s termination of Employment.
3.    Forfeiture of Award. Except as provided in another written agreement between the Grantee and the Company, if the Grantee’s Employment terminates other than by reason of death, Disability, Retirement or Qualifying Termination pursuant to the provisions of Section 2, all unvested Restricted Stock Units as of the Employment termination date shall be forfeited immediately after termination of employment. Except in the case of a Qualifying Termination, the Company has sole discretionary authority to determine when a Grantee’s Employment terminates for all purposes under this Agreement and the Plan. If a Grantee’s Employment terminates due to Retirement, Disability or Qualifying Termination, all unvested Restricted Stock Units as of the Grantee’s termination date shall expire on the date that Grantee fails to deliver a timely, effective and irrevocable Waiver and Release Agreement.
4.    Dividend Equivalents; No Shareholder Rights. During the period of time between the Award Date and the earlier of the settlement date or forfeiture date of the Restricted Stock Units, the Restricted Stock Units shall be evidenced by book entry registration. With respect to each Restricted Stock Unit that becomes vested, at the same time such Award is settled pursuant to Section 5, the Grantee is entitled to receive a stock dividend equivalent payment equal to all dividends and other distributions made with respect to a share of Common Stock during the period between the Award Date and the Vesting Date or vesting event under Section 2(c) or (d) above. The Grantee shall have no rights of a shareholder with respect to Restricted Stock Units until and unless shares of Common Stock are transferred to the Grantee.
5.    Settlement and Delivery of Shares. The Grantee will receive one share of Common Stock with respect to each Restricted Stock Unit that becomes vested as of a Vesting Date or vesting event under Section 2(c) or (d) above, which shall be delivered to the Grantee as soon as administratively practicable, but not later than sixty (60) days following the date the Restricted Stock Unit becomes vested. The Company shall not be obligated to deliver any shares of Common Stock if counsel to the Company determines that such sale or delivery would violate any applicable law or any rule or regulation of any governmental authority or any rule or regulation of, or agreement of the Company with, any national securities exchange or inter-dealer quotation system upon which the Common Stock is listed or quoted. In no event shall the Company be obligated to take any affirmative action in order to cause the delivery of shares of Common Stock to comply with any such law, rule, regulation or agreement.
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6.    Notices and Disclosure. Unless the Company notifies the Grantee in writing of a different procedure, any notice or other communication to the Company with respect to this Award shall be in writing and shall be delivered:
(a)    by registered or certified United States mail, postage prepaid, to Insperity, Inc., Attn: General Counsel, 19001 Crescent Springs Drive, Kingwood V (C5.10.60), Kingwood, Texas 77339;
(b)    by hand delivery or otherwise to Insperity, Inc., Attn:  General Counsel, 19001 Crescent Springs Drive, Kingwood V (C5.10.60), Kingwood, Texas 77339; or
(c)    by email to the Company’s General Counsel or his delegate.
Notwithstanding the foregoing, in the event that the address of the Company is changed, notices shall instead be made pursuant to the foregoing provisions at the Company’s then current address.
Any notices provided for in this Agreement or in the Plan shall be given in writing and shall be deemed effectively delivered or given upon receipt or, in the case of notices delivered by the Company to the Grantee, five days (5) after deposit in the United States mail, postage prepaid, addressed to the Grantee at the address specified at the end of this Agreement or at such other address as the Grantee hereafter designates by written notice to the Company.
The foregoing notwithstanding, the Grantee agrees that the Company may deliver by email all documents relating to the Plan or this Award (including, without limitation, prospectuses required by the Securities and Exchange Commission) and all other documents that the Company is required to deliver to its security holders (including, without limitation, annual reports and proxy statements). The Grantee also agrees that the Company may deliver these documents by posting them on a web site maintained by the Company or by a third party under contract with the Company. If the Company posts these documents on a web site, such posting is deemed to notify the Grantee.
7.    No Transfer or Assignment of Award. Except as otherwise permitted by the Committee, the Grantee’s rights under the Plan and this Agreement are personal; no assignment or transfer of the Grantee’s rights under and interest in this Award may be made by the Grantee other than by will or by the laws of descent and distribution or by a qualified domestic relations order, and this Award is payable during his lifetime only to the Grantee, or in the case of a Grantee who is mentally incapacitated, this Award shall be payable to his guardian or legal representative.
8.    Payment of Par Value. In the event that the Company does not settle the Award from the Company’s treasury shares or in consideration of the Grantee’s past service, the Company’s obligation to deliver the shares of Common Stock to Grantee upon the vesting of Restricted Stock Units shall be subject to the payment in full of the requisite par value per share of the shares of Common Stock prior to such issuance (collectively, the “Par Value”). The Grantee approves and authorizes the Company to deduct the Par Value of the shares of Common Stock from the Grantee’s payroll from the Company or its affiliates. If the Company is unable to or otherwise does not make such payroll deduction, Grantee acknowledges and agrees that he shall be responsible for the payment of any and all federal, state and local taxes on such income if the Company pays the Par Value on behalf of Grantee.
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9.    Withholding. The Company’s obligation to deliver shares of Common Stock to the Grantee upon the vesting of Restricted Stock Units shall be subject to the satisfaction of all applicable federal, state and local income and employment tax withholding requirements (the “Required Withholding”). The Company shall withhold from the Common Stock that would otherwise have been delivered to the Grantee the number of shares necessary to satisfy the Grantee’s Required Withholding, and deliver the remaining shares of Common Stock to the Grantee, unless the Grantee has made arrangements with the Company for the Grantee to deliver to the Company cash, a check or other available funds for the full amount of the Required Withholding by 5:00 p.m. Central Standard Time on the date the Restricted Stock Units become vested. The amount of the Required Withholding and the number of shares of Common Stock to be withheld by the Company, if applicable, to satisfy the Grantee’s Required Withholding, shall be based on the Fair Market Value of the shares of Common Stock on the date prior to the applicable date of vesting and shall be limited to the withholding amount calculated using the minimum statutory withholding rates or; in accordance with any policy adopted by the Company, such other applicable withholding rates not in excess of the maximum statutory rates in effect for the applicable jurisdiction.
10.    Successors and Assigns. This Agreement shall bind and inure to the benefit of and be enforceable by the Grantee, the Company and their respective permitted successors and assigns (including personal representatives, heirs and legatees), except that the Grantee may not assign any rights or obligations under this Agreement except to the extent and in the manner expressly permitted herein.
11.    Right to Employment or Service. The granting of this Award shall not impose upon the Company any obligation to maintain the Grantee as an Employee and shall not diminish the power of the Company to terminate the Grantee's Employment at any time. The Company and its Subsidiaries reserve the right to terminate a Grantee’s Employment at any time, with or without cause.
12.    Severability. If any term, provision, covenant, or condition of this Agreement is held by a court of competent jurisdiction to be invalid, illegal, or unenforceable for any reason, such invalidity, illegality, or unenforceability shall not affect any of the other terms, provisions, covenants, or conditions of this Agreement, each of which shall be binding and enforceable.
13.    Governing Law. This Agreement, to the extent not otherwise governed by mandatory provisions of the Code or the securities laws of the United States, shall be governed by, construed, and enforced in accordance with the laws of the State of Texas.
14.    Section 409A. It is the intent of the Company and the Grantee that this Award comply with or be exempt from the requirements of Section 409A and the provisions of this Agreement will be administered, interpreted and construed accordingly. To the extent this Award constitutes “deferred compensation” under Section 409A, (a) the time of settlement of this Award specified in Section 5 is a specified time within the meaning of Treasury Regulation § 1.409A-3(i)(1), (b) if a Waiver and Release Agreement is due during the sixty (60) day settlement period under Section 5 and such period begins in one taxable year and ends in another taxable year, any settlement under Section 5 shall not be made until the beginning of the second taxable year, and (c) if the Grantee is a “specified employee” within the meaning of Section 409A on the date of his or her “separation from service” within the meaning of Section 409A, any payments of deferred compensation hereunder shall be made on the first to occur of (x) the date that is six (6) months after the date of the Grantee’s separation from service, (y) the date of
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the Grantee’s death, or (z) such other date as complies with the requirements of Section 409A. For purposes of this Agreement, “termination of Employment” (and similar phrases) shall mean a “separation from service” within the meaning of Treasury Regulation 1.409A-1(h).
15.    Recoupment Policy and Clawback Provision. Any amounts granted or paid under this Agreement may be subject to the Insperity, Inc. Incentive Compensation Recoupment Policy, the Policy for the Recovery of Erroneously Awarded Compensation, the Qualified Retirement Policy, or other applicable recoupment or clawback policy of the Company in effect from time to time.
16.    Restrictive Covenants. Grantee’s right to receive settlement of the Restricted Stock Units shall be further conditioned upon his or her compliance with the provisions of this Section 16. In the event Grantee fails to comply with any of the provisions of this Section 16, Grantee shall repay to the Company any prior settlement of Restricted Stock Units subject to this Agreement and will forfeit any unvested Restricted Stock Units covered by this Agreement. For purposes of this Section 16, the term “Company” means the Company and its Subsidiaries.
(a)    Definitions. As used in this Section 16, the following terms shall have the following meanings:
(1)    “Non-Solicit Period” means the period during which Grantee is employed by the Company and extending until twelve (12) months following Grantee’s termination of Employment.
(2)    “Proprietary Information” includes all confidential or proprietary scientific or technical information, data, formulas and related concepts, business plans (both current and under development), client lists, promotion and marketing programs, trade secrets, or any other confidential or proprietary business information relating to the business of the Company, whether in written or electronic form of writings, correspondence, notes, drafts, records, maps, invoices, technical and business logs, policies, computer programs, disks or otherwise. Proprietary Information does not include information that is or becomes publicly known through lawful means.
(b)    Confidential Treatment. Grantee acknowledges and agrees that he or she has acquired, and will in the future acquire as a result of his or her Employment or otherwise, Proprietary Information of the Company which is of a confidential or trade secret nature, and all of which has a great value to the Company and is a substantial basis and foundation upon which the Company’s business is predicated. Accordingly, other than in the legitimate performance of Grantee’s job duties, Grantee agrees:
(1)    to regard and preserve as confidential at all times all Proprietary Information;
(2)    to refrain from publishing or disclosing any part of the Proprietary Information and from using, copying or duplicating it in any way by any means whatsoever; and
(3)    not to use on Grantee’s own behalf or on behalf of any third party or to disclose the Proprietary Information to any person or entity without the prior written consent of the Company.
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(c)    Property of the Company. Grantee acknowledges that all Proprietary Information and other property of the Company which Grantee accumulates during Grantee’s Employment are the exclusive property of the Company. Upon the termination of Grantee’s Employment, or at any time upon the Company’s request, Grantee shall surrender and deliver to the Company (and not keep, recreate or furnish to any third party) any and all work papers, reports, manuals, documents and the like (including all originals and copies thereof) in Grantee’s possession which contain Proprietary Information relating to the business, prospects or plans of the Company. Further, Grantee agrees to search for and delete all Company information, including Proprietary Information, from his or her computer, smartphone, tablet, or any other personal electronic storage devices, other than payroll information or other financial information that Grantee may need for his or her tax filings, and, upon request, certify to the Company that Grantee has completed this search and deletion process.
(d)    Cooperation. Grantee agrees that, following any termination of his or her Employment, Grantee will not disclose or cause to be disclosed any Proprietary Information, unless (in any such case) required by court order. Pursuant to the Defend Trade Secrets Act of 2016, Grantee shall not be held criminally or civilly liable under any Federal or state trade secret law for the disclosure of any Proprietary Information that (i) is made (A) in confidence to a Federal, state or local government official, either directly or indirectly, or to an attorney and (B) solely for the purpose of reporting or investigating a suspected violation of law or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. The Company may seek the assistance, cooperation or testimony of Grantee following any such termination in connection with any investigation, litigation or proceeding arising out of matters within the knowledge of Grantee and related to his or her Employment, and in such instance, Grantee shall provide such assistance, cooperation or testimony and the Company shall pay Grantee’s reasonable costs and expenses in connection therewith.
(e)    Non-Solicitation.
(1)    Grantee and the Company agree to the non-solicitation provisions of this Section 16(e): (i) in consideration for the Proprietary Information provided by the Company to Grantee; and (ii) to protect the Proprietary Information of the Company disclosed or entrusted to Grantee by the Company or created or developed by Grantee for the Company, the business goodwill of the Company developed through the efforts of Grantee and the business opportunities disclosed or entrusted to Grantee by the Company.
(2)    Grantee expressly covenants and agrees that, during the Non-Solicit Period, Grantee will not: (i) engage or employ, or solicit or contact with a view to the engagement or employment of, any person who is an officer or employee of the Company; or (ii) canvass, solicit, approach or entice away or cause to be canvassed, solicited, approached or enticed away from the Company any person who or which is or was a customer of the Company, during the prior two years of Grantee’s Employment, and either (x) about which Grantee received Proprietary Information or (y) with which Grantee had contact or dealings on behalf of the Company.
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(3)    Grantee expressly recognizes that he or she is a key employee and an important member of management who will be provided with access to Proprietary Information and trade secrets as part of Grantee’s Employment and that the restrictive covenants set forth in this Section 16 are reasonable and necessary in light of Grantee’s position and access to the Proprietary Information.
(f)    Relief. Grantee and the Company agree and acknowledge that the limitations as to time and scope of activity to be restrained as set forth in this Section 16 are reasonable and do not impose any greater restraint than is necessary to protect the legitimate business interests of the Company. Grantee and the Company also acknowledge that money damages would not be sufficient remedy for any breach of this Section 16 by Grantee, and the Company shall be entitled to enforce the provisions of this Section 16 by terminating any unvested Restricted Stock Units, taking action to recoup the value of any Restricted Stock Units already settled and paid to Grantee, and to specific performance and injunctive relief as remedies for such breach or any threatened breach. Such remedies shall not be deemed the exclusive remedies for a breach of this Section 16 but shall be in addition to all remedies available at law or in equity, including the recovery of damages from Grantee and Grantee’s agents. However, if it is determined that Grantee has not committed a breach of this Section 16, then the Company shall resume vesting of the Restricted Stock Units due under this Agreement and pay to Grantee all Restricted Stock Units that would have vested but had been suspended pending such determination.
(g)    Reformation. The Company and Grantee agree that the foregoing restrictions are reasonable under the circumstances and that any breach of the covenants contained in this Section 16 would cause irreparable injury to the Company. Grantee expressly represents that enforcement of the restrictive covenants set forth in this Section 16 will not impose an undue hardship upon Grantee or any person or entity affiliated with Grantee. Further, Grantee acknowledges that Grantee’s skills are such that Grantee can be gainfully employed and that the restrictive covenants will not prevent Grantee from earning a living. Nevertheless, if any of the aforesaid restrictions are found by a court of competent jurisdiction to be unreasonable, or overly broad as to time, or otherwise unenforceable, the parties intend for the restrictions herein set forth to be modified by the court making such determination so as to be reasonable and enforceable and, as so modified, to be fully enforced.
(h)    Protected Disclosures. Notwithstanding any provision to the contrary in this Agreement, nothing in this Agreement prohibits Grantee from reporting possible violations of law or regulation to any governmental agency or entity, including the U.S. Department of Justice, the U.S. Securities and Exchange Commission, the U.S. Congress, and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation. Nothing in this Agreement limits Grantee’s ability to communicate with any government agencies or otherwise participate in any investigation or proceeding that may be conducted by any government agency, including providing documents or other information, without notice to the Company. Additionally, Grantee and the Company acknowledge and agree that Grantee does not need the prior authorization of the Company to make any such reports or disclosures and Grantee is not required to notify the Company or any of its affiliates that Grantee has made such reports or disclosures.
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(i)    Survivability. The provisions of this Section 16 shall survive any termination of the Agreement and settlement of Restricted Stock Units, and shall remain applicable to Grantee.
17.    Entire Agreement; Binding Effect. This Agreement shall cover all shares of Common Stock acquired by the Grantee pursuant to this Agreement, including any community and/or separate property interest owned by the Grantee’s spouse in said shares. All terms, conditions and limitations on transferability imposed under this Agreement upon shares acquired by the Grantee shall apply to any interest of the Grantee’s spouse in such shares. This Agreement and the Plan constitute the entire understanding between the parties regarding this Award, and supersedes any and all prior written or oral agreements between the parties with respect to the subject matter hereof. There are no representations, agreements, arrangements, or understanding, either written or oral, between or among the parties with respect to the subject matter hereof which are not set forth in this Agreement. This Agreement is binding upon the Grantee’s heirs, executors and personal representatives with respect to all provisions hereof. Except as set forth herein, this Agreement cannot be modified, altered or amended, to the detriment of the Grantee, except by an agreement, in writing, signed by both a duly authorized executive officer of the Company and the Grantee.
        INSPERITY, INC.

Award Date:         By:
        Name: Paul J. Sarvadi
        Title: Chairman of the Board and
             Chief Executive Officer

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Acknowledgement and Acceptance by the Grantee

I,                          the undersigned Grantee, hereby acknowledge that I have received copies of the Insperity, Inc. Incentive Plan, as amended and restated effective May 22, 2023 (the “Plan”) and corresponding Prospectus for the Plan, and that I will consult with and rely upon only my own tax, legal and financial advisors regarding the consequences and risks of the Award. I hereby agree to and accept the foregoing Restricted Stock Unit Agreement, subject to the terms and provisions of the Plan and administrative interpretations thereof referred to above.

        GRANTEE:

Date:
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